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                                                                   EXHIBIT 99(c)

                        Irving National Bancshares, Inc.
                           3636 West Northgate Drive
                              Irving, Texas 75062


          PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS - MARCH 15, 2001

     (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       IRVING NATIONAL BANCSHARES, INC.)

                  The undersigned shareholder of Irving National Bancshares, Inc. ("Irving") hereby appoints Larry Jobe and Neil Andersen and each or either of them, with full power of substitution, as attorneys and proxies to vote all of the shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present at the special meeting of the shareholders of Irving to be held in the principal banking office of Irving at 3636 West Northgate Drive, Irving, Texas, on March 15, 2001, at 3:00 p.m., and at any adjournment or postponement thereof, upon the matters set forth in the notice of the special meeting, the proxy statement/prospectus, and in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the accompanying notice of special meeting of shareholders and proxy statement/prospectus.

                  This proxy, when properly executed and returned to Irving, will be voted as directed.

                  1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 1, 2000, by and between SouthTrust of Alabama, Inc., an Alabama corporation and Irving, and joined in by SouthTrust Corporation, a Delaware corporation, whereby Irving will be merged with and into SouthTrust of Alabama and each share of Irving common stock will be converted into a number of shares of SouthTrust Corporation common stock determined in accordance with a formula set forth in such agreement, with cash being paid in lieu of issuing fractional shares, for each share of Irving common stock, all pursuant to and in accordance with the terms and conditions of the Agreement and Plan of Merger, all as more fully described in the proxy statement/prospectus dated February 7, 2001;

                            FOR                 AGAINST                 ABSTAIN

                  2.        Other Matters:

                            In their discretion, upon such other matters as may properly come before the special meeting of shareholders or any adjournment or postponements thereof.

                            Authority withheld to vote upon such matters.

UNLESS OTHERWISE SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSAL (1). PLEASE RETURN THIS PROXY IN THE SELF-ADDRESSED POSTAGE PAID ENVELOPE PROVIDED AS PROMPTLY AS PRACTICAL, REGARDLESS OF WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON SHOULD YOU SO DESIRE.


                                             ----------------------------------
                                                 (Signature(s) of Shareholder)

                                                 Dated:________________, 2001


                                             ----------------------------------
                                                   (co-owner, if any)

                                                 Dated:________________, 2001

     Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation or other entity, please sign full corporate or entity name by an authorized officer.